Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Patrick Spratt	Christine Mohrmann
	KVH Industries	Financial Dynamics
	401-847-3327	212-850-5600

KVH Reports Results for Second Quarter of 2008

Second quarter revenue of $22.3 million with record net income of $2.0 million and $0.14 earnings per share; Growing airtime services revenue and new TracPhone V7 satellite communications system are key contributors

MIDDLETOWN, RI – July 22, 2008 – KVH Industries, Inc., (Nasdaq: KVHI) today reported financial results for the second quarter ended June 30, 2008. Revenue for the second quarter of 2008 was $22.3 million, down 4% from the second quarter ended June 30, 2007. Net income for the quarter was a record $2.0 million or $0.14 on a per-diluted share basis. During the same period last year the company reported net income of $1.5 million, or $0.10 on a per-diluted share basis.

For the six months ended June 30, 2008, revenue increased 4% to $45.4 million from $43.6 million for the six months ended June 30, 2007. KVH reported net income of $3.6 million or $0.24 on a per-diluted share basis for the 2008 period, versus net income of $1.6 million or $0.10 on a per-diluted share basis in the year-ago period.

“Despite challenging economic conditions, we achieved solid top line results and earned record profits during the second quarter as our long-term strategic growth drivers began to hit their stride. We also received new orders for our fiber optic gyros to help meet the growing demand for remote weapon stations. Our airtime business started to become a significant contributor to our revenues, and we took a major step toward the global expansion of the mini-VSAT Broadband service. As a result, we are very pleased with our overall results,” said Martin Kits van Heyningen, KVH’s chief executive officer.

In the second quarter of 2008, mobile communications revenue was $18.3 million, up 4% on a year-over-year basis. “Marine revenue rose 22% over the same quarter last year, driven by increasing demand for Internet access and satellite communications. Shipments of our TracPhone® satellite communication systems, especially the TracPhone V7, were quite strong,” Mr. Kits van Heyningen continued. “The TracPhone V7 is now attracting interest in the commercial market where its relatively low hardware costs, fast data speeds, and affordable airtime are capable of supporting two key requirements for commercial operators – supporting shipboard operations and maintaining crew morale. We are accelerating our planned global rollout of the mini-VSAT Broadband service through our recently announced agreement with ViaSat, Inc. The proposed expansion of the mini-VSAT broadband coverage area will enable us to offer broadband connections to a growing market of commercial, leisure, and government vessels worldwide and open new opportunities to build our airtime service revenue.

“Within the land mobile market, quarterly revenue was down 37%, a reflection of the current challenges faced by the RV industry, where sales of Class A recreational vehicles are down 40% through the end of May 2008 as a result of record high fuel prices, declining consumer confidence, and challenging consumer credit markets. We see this market continuing to be challenging going forward. However, our overall positive results for the quarter in light of this decline speak to the strength of the diversification in our business model.”

KVH’s defense-related guidance and stabilization sales, including those for KVH’s fiber optic gyro solutions and TACNAV® military navigation systems, were approximately $4.0 million in the second quarter of 2008, down 30% on a year-over-year basis. “As anticipated, revenue from shipments of fiber optic gyros to support the MK54 torpedo program and our new orders from Kongsberg were minimal in the second quarter but are expected to ramp up significantly in the final months of the year. In fact, since announcing in April 2008 the initial $6 million fiber optic gyro order from Kongsberg for its Protector family of remote weapon stations, we received an additional $2 million order. The full $8 million in orders is expected to ship later this year and during the first few weeks of 2009,” remarked Mr. Kits van Heyningen.

Commenting on the company’s financial results for the second quarter, Patrick Spratt, KVH’s chief financial officer, said, “The quarter results fell just short of our expectations for the top line while they exceeded them in terms of net profit and earnings per share. Gross margin was also somewhat better than expected at almost 42% thanks to a relatively more favorable mix of product sales along with ongoing product cost reduction efforts. We also continued to demonstrate good operating expense control. These factors combined to generate an operating margin of approximately 9% for the quarter. Our total cash and marketable securities balance increased sequentially by approximately $1.3 million even as we continued with our stock repurchase program.

“Looking forward, we expect to see continued strong year-over-year growth in our TracPhone satellite communications and airtime business at a rate similar to what we saw in the first half of the year. This should offset continued low demand in the land mobile business due to the distress of the RV market as well as softness in the leisure marine satellite TV business.

“Taking into account the challenging economic conditions and their affect on the leisure land and marine markets, we are taking a cautious outlook for the remainder of 2008. For the third quarter, we expect top line growth to be in the range of 10% to 16% compared to the same period last year, which would indicate a revenue mid-point of just under $20.0 million. We expect third quarter earnings to be in the range of approximately $0.01 to $0.05 cents per diluted share. We are projecting a full-year growth rate of roughly 10%. Nevertheless, we expect earnings per diluted share for the full year to be approximately $0.36, which would be more than double the 2007 earnings per diluted share of $0.17.”

Recent Operational Highlights:

•	July 10, 2008 – Kongsberg Defence & Aerospace awarded KVH a $2 million fiber optic gyro order, intending to use KVH’s FOGs in its Protector family of remote weapon stations.

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July 1, 2008 – KVH announced a new 10-year agreement with ViaSat, Inc., to expand the geographic coverage of the mini-VSAT Broadband maritime satellite communications service and compact TracPhone V7 antennas.

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May 8, 2008 – KVH launched a new leasing program for the TracPhone V7. With a 36-month lease and an extended 36-month warranty, commercial TracPhone V7 owners will now be able to treat the TracPhone V7 as an operating expense at very reasonable interest rates.

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May 7, 2008 – KVH, working in close cooperation with leading GPS manufacturer NovAtel Inc., introduced the CNS-5000, a self-contained navigation system that combines fiber optic gyro-based inertial measurement technology from KVH with global positioning system technology from NovAtel.

KVH is webcasting its second quarter conference call live at 10:30 a.m. Eastern time today through the company’s website. The conference call can be accessed via the company’s website at http://investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.

About KVH Industries, Inc.

KVH Industries, Inc., is a leading manufacturer of systems to provide mobile access to satellite TV, communication, and high-speed Internet, as well as navigation, pointing, and guidance solutions for defense and commercial applications. The company’s products are based on its proprietary mobile satellite antenna and fiber optic technologies. An ISO 9001-certified company, KVH is based in Middletown, Rhode Island. For more information, visit http://www.kvh.com.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, anticipated revenue growth, anticipated profitability, anticipated orders for our mobile communication and military products, and anticipated improvements in our competitive position. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: competitors’ products and services; delays or an inability to expand coverage of the mini-VSAT Broadband service to new regions; the potential inability to secure adequate Ku-band satellite capacity or the licenses necessary for any expansion of the mini-VSAT Broadband network; risks associated with the delivery or performance of critical hardware; future decisions about the expected profitability of additional satellite regions; the need for qualification of products to customer or regulatory standards; unanticipated declines or changes in customer demand, due to economic, seasonal and other factors, particularly with respect to the TracPhone V7; the unpredictability of order timing, purchasing schedules and priorities for our defense products; order cancellations or unexercised options, particularly for longer-term defense orders; potential reductions in our overall gross margins in the event of a shift in product mix; weakened consumer demand for our products and services, especially at the more price sensitive low end of our product offerings; changes in customer response to new product introductions; the impact of general economic factors, such as increases in fuel prices, on the sale and use of motor vehicles and marine vessels; changes in interest rates; our dependence on third-party satellite networks for programming and satellite services; delays in delivery arising from supplier production constraints; poor or delayed research and development results; currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks; potential product liability claims; the difficulty in protecting our proprietary technology; potential claims of intellectual property infringement; expenses associated with corporate governance requirements; and changes in our equity compensation practices, including the impact of fluctuations in our stock price. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 7, 2008. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including the following marks: KVH, KVH logo, Azimuth, TracVision, TracPhone, TACNAV, DataScope and the DataScope logo, Sailcomp, mini-VSAT Broadband and the mini-VSAT Broadband logo, and the banded, dome-shaped housing of its satellite antennas.

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KVH INDUSTRIES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Sales:
Product	$19,162	$21,404	$40,409	$40,032
Service	3,153	1,843	5,039	3,613

Total sales	22,315	23,247	45,448	43,645

Costs and expenses:
Cost of product sales	11,614	12,568	24,061	24,388
Cost of service sales	1,376	814	2,321	1,798
Research and development	1,657	2,530	3,991	4,728
Sales, marketing and support	4,173	3,779	8,257	7,791
General and administrative	1,541	2,339	3,288	4,123

Total costs and expense	20,361	22,030	41,918	42,828

Income from operations	1,954	1,217	3,530	817
Interest income	310	690	759	1,380
Interest expense	37	46	81	87
Other income (expense), net	12	(28)	(195)	(41)

Income before income tax expense	2,239	1,833	4,013	2,069
Income tax expense	255	332	448	511

Net income	$1,984	$1,501	$3,565	$1,558

Net income per common share:
Basic and diluted	$0.14	$0.10	$0.24	$0.10

Weighted average number of common shares outstanding:
Basic	14,463	15,016	14,566	14,962

Diluted	14,490	15,031	14,572	14,997

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KVH INDUSTRIES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	June 30, 2008	December 31, 2007
ASSETS
Cash, cash equivalents and marketable securities	$52,624	$53,305
Accounts receivable, net	11,972	12,826
Inventories	11,777	9,313
Other current assets	964	1,017

Total current assets	77,337	76,461

Property and equipment, net	11,689	11,739
Deferred income taxes	3,334	3,334
Other non-current assets	1,435	36

Total assets	$93,795	$91,570

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$10,548	$8,633
Current portion of long-term debt	2,094	132

Total current liabilities	12,642	8,765

Deferred revenue	—	9
Long-term debt, excluding current portion	—	2,026
Stockholders’ equity	81,153	80,770

Total liabilities and stockholders’ equity	$93,795	$91,570

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